Exhibit 99.1

NEWS FROM:		                   CONTACT:	John Garner, CFO
							Mikohn Gaming
 	                                                702-896-3890


MIKOHN GAMING CORPORATION (NASDAQ: MIKN)

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Mikohn to Issue 8.4 Million Shares of Its Common Stock, Proceeds to Retire
$40.0 Million Long-Term Debt; Company to Realize $4.8 Million in Annual Interest Savings
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LAS VEGAS, Nev.-Sept. 26, 2003-- Mikohn Gaming Corporation (NASDAQ: MIKN),
today announced the pending sale of 8.4 million shares of its Common Stock at a price of $5.34 along with warrants to acquire 2.1 million shares of Common Stock at an exercise price of approximately $5.88 per share. The proceeds from the issuance of the Common Stock will be used to purchase $40 million of the Company's 11.875% Senior Secured Notes due August 2008 at a price of 104%. As a result of this transaction, the Company's annual cash interest payments will decrease by approximately $4.8 million to approximately $7.7 million per year. The closing of the transaction is subject to customary terms and conditions, including applicable regulatory approvals.

Russ McMeekin, President and Chief Executive Officer, stated, "The completion of this significant deleveraging transaction, which will reduce our debt from approximately $105.7 million to approximately $65.7 million, and the subsequent reduction in annual cash interest payments from approximately $12.5 million to approximately $7.7 million will be an important milestone for Mikohn. The resulting improved balance sheet will improve cash flow, allowing us to continue to focus on our strategic initiatives, address the growth goals for our business and to further enhance shareholder value."

Mikohn is a diversified supplier to the casino gaming industry worldwide, specializing in the development of innovative products with recurring revenue potential. Mikohn develops and markets an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: www.mikohn.com.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.